Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Vertex Energy, Inc. on Form S-8 of our Report dated March 30, 2009 with respect to  the consolidated financial statements of World Waste Technologies, Inc., for the years ended December 31, 2008 and 2007, which is in it's Form 10-K for the year ended December 31, 2008.

/s/ Stonefield Josephson, Inc.
San Francisco, California
October 1, 2009